UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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COOPERATIVE BANKSHARES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 27, 2007

Dear Stockholder:

We invite you to attend the Annual Meeting of Stockholders of Cooperative Bankshares, Inc. to be held at the Hilton Wilmington Riverside, 301 North Water Street, Wilmington, North Carolina, on Friday, April 27, 2007 at 11:00 a.m., local time.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of the Company. Directors and Officers of the Company, as well as representatives of Dixon Hughes PLLC, the Company’s independent auditors, will be present to respond to appropriate questions the stockholders may have.

ON BEHALF OF THE BOARD OF DIRECTORS, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. This will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting. Your vote is important!

Sincerely,

/s/ Frederick Willetts, III

Frederick Willetts, III
President and Chief Executive Officer

COOPERATIVE BANKSHARES, INC.

201 Market Street

Wilmington, North Carolina 28401

(910) 343-0181

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on April 27, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cooperative Bankshares, Inc. will be held at the Hilton Wilmington Riverside, 301 North Water Street, Wilmington, North Carolina, on Friday, April 27, 2007 at 11:00 a.m., local time.

A Proxy Card and a Proxy Statement for the Annual Meeting are enclosed. Also enclosed is the Company’s Annual Report on Form 10-K.

The Annual Meeting is for the purpose of considering and acting upon:

1.	The election of two directors to a three-year term of office;

2.	Ratification of the selection of Dixon Hughes PLLC as independent registered public accounting firm for fiscal year 2007; and

3.	The transaction of such other matters as may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors is not aware of any other business to come before the Annual Meeting.

Any action may be taken on any of the foregoing proposals at the Annual Meeting on the date specified above or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned. The Board of Directors has fixed February 28, 2007 as the record date for determination of the stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.

You are requested to fill in and sign the enclosed form of proxy which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Annual Meeting in person.

BY ORDER OF THE BOARD OF DIRECTORS

Linda B. Garland

Vice President and Secretary

Wilmington, North Carolina

March 27, 2007

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

TABLE OF CONTENTS

GENERAL	1

VOTING AND REVOCABILITY OF PROXIES	1

STOCK OWNERSHIP	3

PROPOSAL 1 — ELECTION OF DIRECTORS	5

NOMINEES FOR ELECTION OF DIRECTORS	5

CORPORATE GOVERNANCE	7

COMPENSATION DISCUSSION AND ANALYSIS	10

EXECUTIVE COMPENSATION	17

DIRECTOR COMPENSATION	23

PERSONNEL COMMITTEE REPORT	24

AUDIT COMMITTEE REPORT	25

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	26

TRANSACTIONS WITH RELATED PERSONS	27

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	28

STOCKHOLDER PROPOSALS	28

MISCELLANEOUS	28

PROXY STATEMENT

of

COOPERATIVE BANKSHARES, INC.

201 Market Street

Wilmington, North Carolina 28401

ANNUAL MEETING OF STOCKHOLDERS

April 27, 2007

GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cooperative Bankshares, Inc. (“Bankshares” or the “Company”), the holding company for Cooperative Bank (the “Bank”), to be used at the Annual Meeting of Stockholders of Bankshares which will be held at the Hilton Wilmington Riverside, 301 North Water Street, Wilmington, North Carolina, on Friday, April 27, 2007 at 11:00 a.m., local time. The accompanying Notice of Annual Meeting and this Proxy Statement are being first mailed to stockholders on or about March 27, 2007.

VOTING AND REVOCABILITY OF PROXIES

Who Can Vote at the Annual Meeting

You are entitled to vote your Bankshares common stock if the records show that you held your shares as of the close of business on February 28, 2007. As of the close of business on February 28, 2007, a total of 6,514,248 shares of common stock were outstanding. Each share of common stock has one vote. If your stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement.

Attending the Annual Meeting

If you were a stockholder at the close of business on February 28, 2007, you may attend the meeting. However, if you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank, broker or other nominee are examples of proof of ownership. If you want to vote your shares of Bankshares common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

The annual meeting will be held only if there is a quorum present. A quorum exists if a majority of the outstanding shares of common stock entitled to vote are represented at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. In voting on the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees, or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected. Votes that are withheld will have the same effect as a negative vote while broker non-votes will have no effect on the outcome of the election. In voting on the proposal to ratify the appointment of Dixon Hughes PLLC as the Company’s independent registered public accounting firm, you may vote in favor of the proposal, vote against the proposal or abstain from voting. The proposal to ratify the appointment of Dixon Hughes PLLC as the Company’s independent registered public accounting firm will be decided by the affirmative vote of a majority of the votes cast at the annual meeting. Abstentions and broker non-votes will have no effect on the voting.

An independent inspector of elections will count all votes cast at the meeting and report the results on each matter presented at the meeting.

Voting by Proxy

Your vote is important. Therefore the Board of Directors of Bankshares is requesting that you allow your shares of common stock to be represented at the annual meeting by the proxies named in the proxy card enclosed with this proxy statement. All shares of Bankshares common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Board of Directors. The Board of Directors recommends a vote FOR each of the nominees for director and FOR the ratification of Dixon Hughes PLLC as the Company’s independent registered accounting firm for fiscal year 2007.

If any matter not described in this proxy statement is properly presented at the annual meeting, the persons named in the proxy card will use their own best judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the annual meeting in order to solicit additional proxies. If the annual meeting is postponed or adjourned, your Bankshares common stock may be voted by the persons named in the proxy card on the new annual meeting date as well, unless you have revoked your proxy. Bankshares does not know of any other matters to be presented at the annual meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise Linda B. Garland, Corporate Secretary of Bankshares, in writing before your common stock has been voted at the annual meeting, deliver a later dated proxy or attend the meeting and vote your shares in person. Attendance at the annual meeting will not in and of itself constitute revocation of your proxy. If your Bankshares common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement. If you wish to change your voting instructions after you have returned your voting instruction form to your broker, bank or other nominee, you must contact your broker, bank or other nominee.

Participants in the Bank’s ESOP

If you have an Employee Stock Ownership Account (“ESOP Account”) in the Cooperative Bank 401(k) Supplemental Retirement Plan (the “Plan”), you will receive a voting instruction form for the Plan that reflects all shares you may direct the Plan Trustee to vote on your behalf under the Plan. Under the terms of the Plan, the Plan Trustee votes all shares held in the ESOP Accounts by the Plan, but each Plan participant holding shares in an ESOP Account may direct the Trustee how to vote the shares of the common stock allocated to his or her ESOP Account. The Plan Trustee, subject to the exercise of its fiduciary duties, will vote all allocated shares of Company common stock held by the Plan in ESOP Accounts for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. The deadline for returning your voting instruction to the Plan’s Trustee is April 10, 2007.

STOCK OWNERSHIP

The following table sets forth, as of February 28, 2007, certain information as to those persons who were beneficial owners of more than 5% of Bankshares’ outstanding shares of common stock and by all Executive Officers and Directors as a group. Management knows of no person other than those set forth in the table below, who owned more than 5% of the outstanding shares of common stock as of February 28, 2007. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the shares shown.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Number of Shares That May Be Acquired Within 60 Days By Exercising Options	Percent of Shares of Common Stock Outstanding (2)
Frederick Willetts, III 201 Market Street Wilmington, North Carolina 28401	1,120,107	(3)	26,250	17.53%

Jeffrey L. Gendell Tontine Financial Partners, L.P. Tontine Management, L.L.C. 200 Park Avenue New York, New York 10166	567,000	(4)	—	8.70%

Cooperative Bank 401(k) Supplemental Retirement Plan 201 Market Street Wilmington, North Carolina 28401	486,840		—	7.47%

All Executive Officers and Directors as a group (10 persons)	1,475,148		260,175	25.62%

(1)	Includes common stock held in joint tenancy; common stock owned as tenants in common; common stock owned or held by a spouse or other member of the individual’s household; common stock allocated through an employee benefit plan; and common stock owned by businesses in which the officer or director is an officer or majority stockholder, or as a custodian or trustee, or by spouses as a custodian or trustee, over which shares such officer or director effectively exercises sole or shared voting and/or investment power, unless otherwise indicated.

(2)	The percentage of common stock outstanding was calculated based on 6,514,248 shares of common stock issued and outstanding as of February 28, 2007 and assumes the exercise by the shareholder or group of all options to purchase common stock held by such shareholder or group and exercisable within 60 days.

(3)	Includes 46,448 shares of common stock owned by trusts for which Mr. Willetts serves as sole trustee. Also includes 294,051 shares of common stock held in 401(k) Accounts and 192,789 shares held in ESOP Accounts in the 401(k) Plan because, as trustee of the 401(k) Plan, Mr. Willetts has sole voting power with respect to 294,051 shares held in 401(k) Accounts (including 30,260 shares held in Mr. Willetts’ 401(k) Account) and as trustee of the 401(k) Plan, Mr. Willetts has sole dispositive power over 192,789 shares of common stock held by participants in ESOP Accounts in the 401(k) Plan (including 24,199 shares held in his ESOP Account). Includes 158,197 shares of common stock held by the Eleanor J. H. Willetts Irrevocable Trust for which Mr. Willetts serves as co-trustee and 1,615 shares held by the Frederick Willetts, III, Helen Margaret Willetts and Elizabeth Messick Willetts Trust for which Mr. Willetts serves as co-trustee. Also includes 3,459 shares of common stock owned by Mr. Willetts’ spouse and 1,020 shares of common stock for which his spouse serves as custodian for their children. Due to the fact that Mr. Willetts holds general powers of attorney for his mother and his two sisters, he may also be deemed to share voting and dispositive power with respect to: (i) 113,120 shares of common stock held by his mother and her IRA account; (ii) 43,327 shares of common stock held by his sister, Helen Margaret Willetts and 3,460 shares of common stock for which she serves as custodian and trustee; and (iii) 4,851 shares of common stock owned by his sister, Elizabeth M. Willetts.

(4)	Based on Amendment No. 3 to the Schedule 13G filed with the SEC by Jeffrey L. Gendell, Tontine Financial Partners, L.P. and Tontine Management, L.L.C., as a group, on February 4, 2003 as adjusted for the 3-for-2 stock split paid on February 24, 2005 and June 30, 2006.

The following table provides information as of February 28, 2007 about Bankshares common stock that may be considered to be beneficially owned by each Director, each nominee for Director, each Executive Officer named in the Summary Compensation Table and all Directors and Executive Officers as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the shares shown.

Name	Number of Shares Owned (Excluding Options) (1)		Number of Shares That May Be Acquired Within 60 Days by Exercising Options	Percent of Common Stock Outstanding (2)
Directors
Paul G. Burton	30,088		30,000	0.92%
F. Peter Fensel, Jr.	33,248		30,000	0.97%
James D. Hundley, M.D.	52,933		30,000	1.27%
H. Thompson King, III	41,022	(3)	19,175	0.92%
R. Allen Rippy	21,564		30,000	0.79%
Frederick Willetts, III	1,120,107	(4)	26,250	17.53%
O. Richard Wright, Jr.	90,449	(5)	23,500	1.74%

Named Executive Officers who are not also Directors
Todd L. Sammons	21,107	(6)	28,125	0.75%
O. C. Burrell, Jr.	101,734	(7)	13,875	1.77%
Dickson B. Bridger	35,512	(8)	29,250	0.99%

All Directors and Executive Officers as a group (10 persons)	1,475,148		260,175	25.62%

(1)	Includes common stock held in joint tenancy; common stock owned as tenants in common; common stock owned or held by a spouse or other member of the individual’s household; common stock allocated through an employee benefit plan of the Bankshares; and common stock owned by businesses in which the director is an officer or majority stockholder, or as a custodian or trustee, or by spouses as a custodian or trustee, over which shares the director effectively exercises sole or shared voting and/or investment power, unless otherwise indicated.

(2)	The percentage of common stock outstanding was calculated based on 6,514,248 shares of common stock issued and outstanding as of February 28, 2007 and assumes the exercise by the shareholder or group of all options to purchase common stock held by such shareholder or group and exercisable within 60 days.

(3)	Includes 453 shares held by a custodian for Mr. King’s granddaughter, 5,580 shares held by Mr. King’s IRA, and 1,890 shares held by his spouse’s IRA.

(4)	See Footnote 2 on Page 4 for a description of the shares beneficially owned by Mr. Willetts.

(5)	Includes 50,778 shares held by Mr. Wright’s IRA.

(6)	Includes 9,110 shares held by Mr. Sammons’ 401(k) and 8,821 shares held in his ESOP Account. As Trustee of the plan, Mr. Willetts has sole voting power with respect to these shares. Also includes 197 shares held by Mr. Sammons’ daughter, 197 shares held by his first son, and 196 shares held by his second son.

(7)	Includes 24,076 shares held by Mr. Burrell’s 401(k) and 6,877 shares held in his ESOP Account. As Trustee of the plan, Mr. Willetts has sole voting power with respect to these shares. Also includes 31,972 shares held by Mr. Burrell’s IRA.

(8)	Includes 15,278 shares held by Mr. Bridger’s 401(k) and 8,455 shares held in his ESOP Account. As Trustee of the plan, Mr. Willetts has sole voting power with respect to these shares. Also includes 3,323 shares held by Mr. Bridger’s first son, 3,323 shares held by his second son, and 302 shares held by his spouse.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Bankshares’ Board of Directors is currently composed of seven members. In order to eliminate the vacancy created by the retirement of Russell M. Carter on January 29, 2007, the Board of Directors reduced the number of directors comprising the Board from eight to seven. Pursuant to the Bankshares’ Articles of Incorporation, the Board of Directors is divided into three classes which shall be as nearly equal in number as possible. The terms of only one class of directors expires at each annual meeting. Bankshares’ Articles of Incorporation generally provide that directors are to be elected for terms of three years and until their successors are elected and qualified. Two directors will be elected at the Annual Meeting to serve for a three-year period, and until their respective successors have been elected and qualified. The Board of Directors has nominated to serve as directors James D. Hundley, M.D. and O. Richard Wright, Jr. to serve for three-year terms.

Under the listing standards of the NASDAQ Global Market, each of the Bankshares’ directors is considered “independent” with the exception of Mr. Willetts, the President and Chief Executive Officer. In determining the independence of its directors, the Board considered certain transactions, relationships or arrangements between Bankshares, the Bank and its directors that were not required to be disclosed in this proxy statement under the heading “Transactions With Related Persons,” including loans that the Bank directly or indirectly made to Directors King, Fensel and Burton which loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Cooperative Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features. The Board also considered legal services provided to the Bank by the law firm of which Director Wright is senior partner, services provided to the Bank by the ironworks company of which Director King is President and a stockholder, services provided to the bank by the steel company of which Director Burton is President and vehicles purchased from the dealership of which Director Rippy is Vice President.

Unless you indicate on the proxy card that your shares should not be voted for certain nominees, the Board of Directors intends that the proxies solicited by the Board of Directors will be voted for the election of the named nominees. If any nominee is unable to serve, the shares represented by all valid proxies which have not been revoked will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any nominee might be unavailable to serve.

The Board of Directors recommends a vote “FOR” the election of all nominees.

Information regarding the nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his current occupation for the last five years. The age indicated in each biography is as of December 31, 2006. There are no family relationships among the directors or executive officers. The indicated period for service as a director includes service as a director of Bankshares.

NOMINEES FOR ELECTION OF DIRECTORS

The following individuals have been nominated for a three-year term ending in 2010:

James D. Hundley, M.D. is the senior member of the Wilmington Orthopaedic Group, Founder and Chairman of the Board of Orthopaediclist.com (an orthopaedic surgery website), and President and Chairman of the Board of Wilmington Industrial Development, Inc. He is past President of the North Carolina Orthopaedic Association, the UNC Medical Alumni Association, the New Hanover-Pender Medical Society, the Cape Fear Academy Board of Trustees, and the Wilmington Rotary Club; past Chief of Staff of the New Hanover Regional Medical Center; past Chairman of the New Hanover Public Library Advisory Board; and was Athletic Team Physician for the University of North Carolina at Wilmington for over 20 years. He was the Director of the Rotary/Orthopaedic Crippled Children’s Clinic for 20 years and serves on the boards of directors of the Cape Fear Memorial Foundation and the North Carolina Osteoporosis Foundation. He is a member of the American Orthopaedic Association, the American Academy of Orthopaedic Surgeons, and a number of other medical associations. He is a member of the National Board for Certification of Orthopaedic Physician Assistants and an adjunct professor at UNC Wilmington. He has received a Distinguished Service Award from the UNC School of Medicine, the William Brooks Distinguished Service Award from the UNCW Department of Athletics, the 2006 Honored Surgeon Award from the North Carolina Orthopaedic Association, and was inducted into the Order of the

Long Leaf Pine in January 2007. Dr. Hundley has been listed in each cycle of the BEST DOCTORS IN AMERICA, SOUTHEAST REGION, 1996-2006. Age 65, Director since 1990.

O. Richard Wright, Jr. is the senior partner in the law firm of McGougan, Wright, Worley, Harper and Bullard, established in Tabor City, North Carolina in 1932, and has been associated with the firm since 1971. Other offices are in Whiteville, North Carolina and North Myrtle Beach, South Carolina. Mr. Wright is the owner of Flat Bay Farms and is co-owner of residential and commercial rental property firms known as FBIC. Mr. Wright served in the North Carolina House of Representatives for seven terms during the years 1974 to 1988. He serves on the Board of Directors of a number of civic and community organizations including the Tabor City Committee of 100, the Southeastern Community College Foundation, the Lewis A. Sikes Foundation, the Olive Battle Wright Scholarship Foundation, the Columbus County Committee of 100, and the Cape Fear Council Boy Scouts of America. Mr. Wright has served as President of the Law Alumni Association of the University of North Carolina at Chapel Hill, as President of the Tabor City Civitan Club, as President of the Southeastern Genealogical Society and as President of the Southeastern Community College Foundation. In January 2000, he was named Outstanding Citizen of the Year by the Greater Tabor City Chamber of Commerce. In March 2001, he was granted the Silver Beaver Award by the Cape Fear Council, Boy Scouts of America. Age 62, Director since 1992.

DIRECTORS CONTINUING IN OFFICE

The following directors have terms expiring in 2008:

Paul G. Burton is President of Burton Steel Company of Wilmington, North Carolina. He is a native of Wilmington and a graduate of North Carolina State University. Mr. Burton is active in the National Society of Professional Engineers. He is a past President of the North Carolina Azalea Festival. He has served on the Governor’s Board for Travel and Tourism, the Mayor’s Task Force on Economic Development, the North Carolina Ports Railway Commission, the Wilmington Industrial Development Commission and currently serves on the Airport Authority Board. Age 71, Director since 1992.

H. Thompson King, III was named President of Hanover Iron Works, Inc. in 1982. He joined the firm in 1973, representing a fourth generation succession of the founders of the company. He holds an undergraduate degree in Economics from North Carolina State University and a Masters Business Administration degree from the University of North Carolina at Chapel Hill. Hanover Iron Works, Inc. specializes in metal fabrication and roofing. Mr. King is a native of Wilmington, North Carolina. He has served as President of Carolina Roofing and Sheet Metal Contractors Association, the New Hanover County Airport Authority and was Vice President of the Greater Wilmington Chamber of Commerce. He currently serves as a trustee on the Self Insurers Fund of the Carolina Roofing and Sheet Metal Contractors Association. Age 64, Director since 1990.

R. Allen Rippy is Vice President of Rippy Cadillac Oldsmobile, Inc., managing partner of Autopark Associates, co-dealer for Cadillac of Wilmington, retailer for Hummer of Wilmington, Saab of Wilmington and Saturn of Wilmington. He is currently serving on the University of North Carolina at Wilmington Board of Trustees. He is a past member of the YMCA Board of Directors, North Carolina Automobile Dealer Association Board of Directors and a Deacon at First Presbyterian Church. Age 55, Director since 1997.

The following directors have terms expiring in 2009:

Frederick Willetts, III has been employed by the Bank since 1972 and has served as the Chief Executive Officer and President since June 1, 1991. He was named Chairman of the Board during 1998. Mr. Willetts is past Chairman of the North Carolina Bankers Association and served on the Board of Directors of America’s Community Bankers. He has served on the Thrift Institutions Advisory Council to the Federal Reserve Board, as President of the Southeastern Conference of the U.S. Savings and Loan League, the Greater Wilmington Chamber of Commerce, the Foundation of the Episcopal Diocese of East Carolina, Vice Chairman of the Foundation of the University of North Carolina at Wilmington and as President of Wilmington Industrial Development (Committee of 100). Mr. Willetts was the recipient of the New Hanover Distinguished Service Award in 1987, the “Five Outstanding Young North Carolinians” Award in 1988, the Glen Troop Award for outstanding public service to the thrift industry in 1990 and the Wilmington Good Citizenship Award in 1994. He currently serves on the North Carolina Banking Commission, is a Director of the Federal Home Loan Bank of Atlanta and second Vice Chairman of America’s Community Bankers. Age 57, Director since 1976.

F. Peter Fensel, Jr. is President of F. P. Fensel Supply Company in Wilmington, North Carolina. He has served as President of the North Carolina Azalea Festival, the Cape Fear Sertoma Club, Wilmington Industrial Development and the Brigade Boys Club. He was Vice President of the Greater Wilmington Chamber of Commerce and has served as a board member of Plantation Village, Cape Fear Area United Way, First Citizens Bank (Wilmington, NC) Local Advisory Board, Historic Wilmington Foundation, Foundation of the University of North Carolina at Wilmington and the Bellamy Mansion. He is past Chairman of the Board of the Louise Wells Cameron Art Museum. He currently serves on the National Advisory Council for Bando America Corporation and Parker Hannifin Corporation. Age 57, Director since 1990.

CORPORATE GOVERNANCE

General

Bankshares periodically reviews its corporate governance policies and procedures to ensure that Bankshares meets the highest standards of ethical conduct, reports results with accuracy and transparency and maintains full compliance with the laws, rules and regulations that govern Bankshares’ operations. As part of this periodic corporate governance review, the Board of Directors reviews and adopts best corporate governance policies and practices for Bankshares.

Code of Ethics

The Company has adopted a Code of Ethics that is designed to promote the highest standards of ethical conduct by Bankshares’ directors, executive officers and employees. The Code of Ethics requires that Bankshares’ directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in Bankshares’ best interest. Under the terms of the Code of Ethics, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics. A copy of the Code of Ethics can be found in the Investor Relations section of The Company’s website at www.coop-bank.com.

As a mechanism to encourage compliance with the Code of Ethics, Bankshares has established whistleblower procedures to receive, retain and treat complaints regarding accounting, internal accounting controls and auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. Whistleblower procedures also prohibit the Company from retaliating against any director, executive officer or employee who reports actual or apparent violations of the Code of Ethics.

Meetings of the Board of Directors

Bankshares conducts business through meetings of its Board of Directors and through activities of its committees. During 2006, the Board of Directors held 13 meetings. No director, other than Russell M. Carter, attended fewer than 75% of the total number of the board meetings held and committee meetings held on which such director served during 2006.

Committees of the Board of Directors

The following table identifies our standing committees and their members. All members of each committee are independent in accordance with the listing standards of the Nasdaq Global Market, Inc.

Director	Audit Committee		Personnel Committee		Nominating Committee
Paul G. Burton	X				X
F. Peter Fensel, Jr.	X	*			X
James D. Hundley			X	*
H. Thompson King, III	X				X
R. Allen Rippy			X		X
O. Richard Wright, Jr.			X
Number of Meetings in 2006	5		8		1

*	Denotes Chairperson

Audit Committee

Bankshares’ Audit Committee meets periodically with the independent auditors and management to review accounting, auditing, internal control structure and financial reporting matters. The Audit Committee examines and approves the audit report prepared by the independent auditors, reviews and recommends the independent auditors to be engaged and reviews internal accounting controls. All of the members of the Audit Committee are “independent” as defined under the listing standards of the NASDAQ Global Market. The Board of Directors has also determined that Directors Fensel, Burton and King qualify as Audit Committee members with financial sophistication as defined under the listing standards of the NASDAQ Global Market. The Board of Directors has determined that the Audit Committee does not have a member who is an “audit committee financial expert” as such term is defined by the rules and regulations of the Securities and Exchange Commission. While the Board recognizes that no individual Board member meets the qualifications required of an “audit committee financial expert,” the Board believes that appointment of a new director to the Board of Directors and to the Audit Committee at this time is not necessary as the level of financial knowledge and experience of the current members of the Audit Committee, including the ability to read and understand fundamental financial statements, is cumulatively sufficient to discharge adequately the Audit Committee’s responsibilities.

Nominating Committee

The Nominating Committee is comprised of all of the directors who are “independent” as defined under the listing standards of the NASDAQ Global Market and who are not nominees for a given year’s director election. The Board of Directors has adopted a Charter for its Nominating Committee which governs its composition and responsibilities. The Nominating Committee Charter is available to security holders on the Company’s website in the Investor Relations section at www.coop-bank.com.

Nominating Committee Procedures

In its deliberations, the Nominating Committee considers a candidate’s knowledge of the banking business and involvement in community, business and civic affairs, and also considers whether the candidate would provide adequate representation of the Company’s market area. Any nominee for director made by the Nominating Committee must be highly qualified with regard to some or all the attributes listed in the preceding sentence. In searching for qualified director candidates to fill vacancies in the Board, the Nominating Committee solicits its then current directors for the names of potential qualified candidates. The Nominating Committee may also ask its directors to pursue their own business contacts for the names of potentially qualified candidates. The Nominating Committee would then consider the potential pool of director candidates, select the top candidate based on the candidates’ qualifications and the Nominating Committee’s needs, and conduct a thorough investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as a director. In the event a stockholder has submitted a proposed nominee, in accordance with the procedures in Bankshares’ Bylaws, the Nominating Committee would consider the proposed nominee, along with any other proposed nominees recommended by individual directors, in the same manner in which the Nominating Committee would evaluate nominees for director recommended by the Board of Directors.

Procedures to be Followed by Stockholders

The Nominating Committee will consider director candidates recommended by security holders in accordance with Article II Section 14 of Bankshares’ Bylaws. Article II Section 14 of the Bylaws provides that, except in the case of a nominee substituted as a result of the death or other incapacity of a management nominee, the Nominating Committee shall deliver written nominations to the Secretary of the Company at least 20 days prior to the date of the annual meeting. Provided that the Nominating Committee makes its nominations, no nominations for directors except those made by the Nominating Committee shall be voted upon at the annual meeting unless other nominations by stockholders are made in writing and delivered to the Secretary of the Company at least 20 days prior to the date of the annual meeting. Each such notice given by a stockholder with respect to nominations for the election of directors shall set forth (1) the name, age, business address and, if known, residence address of each nominee proposed in such notice; (2) the principal occupation or employment of each such nominee; (3) the number of shares of stock which are beneficially owned by each such nominee; (4) such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected; and (5) as to the stockholder giving such notice, (a) his or her name and address as they appear on the Bankshares’ books, and (b) the number of shares which are beneficially owned by such stockholder. In addition, the stockholder making such nomination shall promptly provide any other information reasonably requested by the Company. Ballots bearing the names of all the persons nominated by the Nominating Committee and by stockholders shall be provided for use at the annual meeting. If the Nominating Committee shall fail or refuse to act at least 20 days prior to the annual meeting, nominations for directors may be made at the annual meeting by any stockholder entitled to vote and shall be voted upon.

Personnel Committee

The Personnel Committee is responsible for determining salary levels for the President and Chief Executive Officer and named other executive officers, and establishing personnel policies. All members of the Personnel Committee are “independent” as defined under the listing standards of the Nasdaq Global Market. The Personnel Committee has adopted a Charter which governs its responsibilities. The Personnel Committee Charter is available on the Company’s website in the Investor Relations section at www.coop-bank.com. The Personnel Committee reviews all compensation components for Bankshares’ President and Chief Executive Officer and other highly compensated executive officers’ compensation including base salary, annual incentives, long-term incentives/equity, benefits and other perquisites. In addition to reviewing competitive market values, the Personnel Committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the executive’s total compensation package. Decisions by the Personnel Committee with respect to the compensation of executive officers are approved by the full Board of Directors. See “Compensation Discussion and Analysis” for more information regarding the role of management and compensation consultants in determining and/or recommending the amount or form of executive compensation. The report of the Personnel Committee is included in this proxy statement. See “Personnel Committee Report.”

Policies Regarding Communications With the Board of Directors and Attendance at Annual Meetings

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors should send any communication to the Secretary, Cooperative Bankshares, Inc., 201 Market Street, P.O. Box 600, Wilmington, North Carolina 28402. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is addressed.

Although Bankshares does not have a formal written policy with respect to Board members’ attendance at its annual meeting of stockholders, it is customary for all directors to attend the annual meeting. All directors attended the 2006 annual meeting of stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Philosophy

Our compensation philosophy starts from the premise that the success of Bankshares and Cooperative Bank depends, in large part, on the dedication and commitment of the people we place in key operating positions to drive our business strategy. We strive to satisfy the demands of our business model by providing our management team with compensation incentives tied to the successful implementation of our corporate objectives. However, we recognize that we operate in an increasingly competitive environment for talent, particularly as Wilmington, North Carolina and its surrounding areas grow and expand. Therefore, our approach to compensation considers the full range of compensation techniques that enable us to compare favorably with our peers as we seek to attract and retain the key personnel necessary to drive our aggressive growth goals and, in turn, deliver value to our stockholders.

The overall principle guiding executive compensation is to provide our executive officers named in the Summary Compensation Table (the “named executive officers”) set forth below with competitive, performance-based total compensation, targeted at market median, for delivering financial and stockholder performance commensurate with peers. Actual total compensation is designed to vary based on our performance relative to our strategic goals and as compared to industry peers. As a result, each named executive officer’s individual compensation is based on a consideration of our performance and individual executive officer performance.

We actively promote the basic principles of our compensation philosophy to foster a sense of “pay prominence” among our key personnel. We use specific compensation decisions to communicate desired results to our key personnel, to influence the process of decision making among our key personnel to produce the desired results and to reward key personnel when they achieve the desired results. We believe this approach creates accountability for the individual performance of key personnel within the structure of our business plan by allowing management to understand the basis upon which their performance will be evaluated.

Our compensation program relies on three primary elements: (i) base compensation or base salary; (ii) cash-based, short-term incentive compensation and (iii) equity-based, long-term incentive compensation. We also maintain modest benefits and perquisites programs. The Personnel Committee believes a meaningful portion of total compensation should be at risk based on performance in order to motivate and reward the named executive officers for achieving our strategic goals. To accomplish this, our executive compensation philosophy is to keep base salaries at conservatively competitive levels with annual incentives representing a range of 0% to 55% of base salary. The maximum incentive range for each named executive is as follows: President and Chief Executive Officer 55%, Executive Vice President and Chief Operating Officer 45%, Senior Vice President and Chief Financial Officer and Senior Vice President of Mortgage Lending 40%. We believe that we can meet the objectives of our compensation philosophy by achieving a balance among these elements that is competitive with our industry peers and creates appropriate incentives for our management team. To achieve the necessary balance, our Personnel Committee works closely with nationally-recognized independent compensation consultants (see below) who provide us with their special expertise on competitive compensation practices and help us to benchmark our compensation program to our peers and to “best practices” in our sector.

Compensation Elements

Base Compensation.    The purpose of base salary is to provide competitive and fair base compensation that recognizes the executives’ role, responsibilities, experience and performance. Base salary represents fixed compensation that we target to be “conservatively competitive”; our goal is to maintain salary levels for our officers at a level consistent with base pay received by those in comparable positions at our peers. To further that goal, we obtain peer group information from a variety of sources including an independent compensation consultant, Matthews, Young – Management Consulting. Each year, the independent consultant furnishes us with a competitive salary range based on a peer group analysis. The Personnel Committee uses this range in making ongoing base salary decisions for each executive. As reflected under “Peer Group Analysis and Competitive Benchmarking”, 2006 named executive officer salaries were designed to be in the 40th to 60th percentile of our peer group range.

The salaries of our executive officers are reviewed at least annually to assess their performance, to evaluate our competitive position on base pay and to make any necessary adjustments. We also evaluate salary levels at the time of promotion or other change in responsibilities or as a result of specific commitments we made when a specific officer was hired. Individual performance and retention risk are also considered as part of our annual assessment. Typically, base salary adjustments occur in January or at other appropriate intervals during the year.

Short-Term Cash-Based Incentive Compensation.    In 2002, the Company instituted a plan (“Management Incentive Plan”). This short-term incentive program is a cash-based plan that is designed to reward the attainment of annual company-wide financial objectives at specified levels and individual performance relative to the specific tasks we expect an executive officer to accomplish during the year. All award levels are expressed as a percentage of base compensation. Our objective is to drive annual performance at both company and individual levels to the highest attainable levels by establishing thresholds tied to increasing levels of incentive compensation. The Personnel Committee establishes targets in January, subject to the approval of the Board of Directors, taking into account our annual budget and management’s strategic objectives for the year. In establishing these targets, the Personnel Committee considers the recommendations from our independent consultant. In keeping with our compensation philosophy, the target annual incentive opportunities are designed to 1) motivate and reward the named executive officers to achieve our strategic goals and 2) be consistent with median levels of the peer groups and industry guidelines used by the Personnel Committee to make compensation decisions. At the end of the plan year, actual incentive awards are determined. The Committee determines all named executive officers’ awards subject to the approval of the Board of Directors. The Committee retains the discretion, subject to the approval of the Board of Directors, to decrease all forms of incentive payouts based on significant individual or company performance shortfalls. Similarly, the Committee retains the discretion, subject to the approval of the Board of Directors, to increase payouts and/or consider special awards for significant achievement, including but not limited to superior asset management, investment or strategic accomplishment. However, in general, our intent is, and our practice has been, not to exercise discretion in the determination of incentive awards. A more detailed discussion of the 2006 program appears under “2006 Annual Cash Incentive Plan”.

Long-Term Equity-Based Compensation.    Our long-term incentive compensation program is based on the delivery of competitive equity awards to our management team. Stock options align executives with shareholder interests by rewarding for stock price appreciation which ensures an “ownership” perspective. We use our stock-based compensation program to reward outstanding performance with incentives that focus our management team on the task of creating long-term shareholder value. By increasing the equity holdings of our management team, we provide them with a continuing stake in our long-term success. The nature and size of awards under our equity-based program are based on a number of factors including awards made to those holding comparable positions in our peer group and the tax and accounting treatment of specific equity compensation techniques. Executives are considered for annual equity awards as part of the Cooperative Bankshares, Inc. 1998 Stock Option and Incentive Plan. Equity awards are developed based on consideration of competitive market practice, our performance and individual performance. The Personnel Committee is authorized, at its discretion, to recommend stock options, subject to approval of the Board of Directors, in proportion and upon such terms and conditions as the Committee and the Board may determine. In recent years, we have placed greater emphasis on base and short-term compensation as the number of shares available for stock options under the Incentive Plan have been substantially reduced.

Role of the Personnel Committee

We rely on the Personnel Committee to develop the broad outline of our compensation program and to monitor the success of the program in achieving the objectives of our compensation philosophy. The Committee, which consists of three independent directors, is also responsible for the administration of our compensation programs and policies, including the administration of our cash- and stock-based incentive programs. The Committee reviews and approves all compensation decisions relating to our executive officers as recommended by the President and Chief Executive Officer. Subject to ratification by the full Board of Directors, the compensation of our President and Chief Executive Officer is set by the Committee. The Committee operates under the mandate of a formal Charter that establishes a framework for the fulfillment of the Committee’s responsibilities. The Charter is available on our website in the Investor Relations section at www.coop-bank.com. The Committee and the Board review the Committee’s Charter at least annually to ensure that the scope of the Charter is consistent with the Committee’s expected role. Under the Charter, the Committee is charged with general responsibility for the oversight and administration of our compensation program. During 2006, the Personnel Committee met eight times. The members of the Committee include Dr. James D. Hundley, Mr. R. Allen Rippy and Mr. O. Richard Wright, Jr.

Peer Group Analysis and Competitive Benchmarking

A guiding principle of our compensation philosophy is the maintenance of a competitive compensation program relative to the companies with which we compete for talent. A primary data source used in setting compensation for our named executive officers is the information publicly disclosed by a peer group of other publicly traded banks. This peer group is recommended by our independent compensation consultant and approved by the President and Chief Executive Officer and Personnel Committee. In 2006, our peer group was selected with the assistance of our independent compensation consultants on the basis of a several factors, including geographic proximity, size, operating characteristics and financial performance (factors that influence executive compensation for banks). The peer group is reviewed and updated each year as appropriate as the comparable banks may change depending on mergers, acquisitions and changes in our business focus or the business focus of our peer institutions. Overall, the goal is to have a representative sample of peer banks that provide a market perspective for base pay and total cash compensation. In addition to the peer group data, we use several other sources of data for cash compensation (base salary and annual cash incentive). Matthews, Young – Management Consulting provides comparative data from several state banking association surveys as well as published industry surveys and a proprietary database of national banking compensation data.

In addition to ongoing reviews and analyses, we undertake a comprehensive total compensation review every few years. This review is conducted upon request of the Personnel Committee to Matthews, Young – Management Consulting and provides an objective analysis of all elements of compensation (individually and in aggregate) relative to the peer group. Pay mix and an assessment of the pay for performance relationship is reviewed.

The geographic regions used for the surveys were North Carolina, South Carolina, and Georgia; and U.S. financial institutions. The surveys used by Matthews, Young – Management Consulting were the North Carolina Bankers Association survey, the South Carolina Bankers Association survey and the Georgia Bankers Association survey, Watson Wyatt Data Services, Bank Administration Institute survey, the SNL Securities Compensation Review and the America’s Community Bankers survey. The asset range of financial institutions in the South Carolina, and Georgia Bankers Associations used was $500 million to $1 billion with 17 banks reporting, the asset range used by the America’s Community Bankers was $500 million to $1 billion with 54 banks reporting, the asset range used in the Bank Administration Institute was $500 million to $999 million with 40 banks reporting, and the asset range used by the North Carolina Bankers Association Survey was $400 million and above with 14 banks reporting and the asset range for the SNL Securities Executive Compensation Review was $500 million to $1 billion with 200 institutions reporting.

Role of the Compensation Consultant

Since 2002, the Personnel Committee has worked with independent compensation consultants at Matthews, Young – Management Consulting to benchmark our compensation program against our peers and to afford us their expertise in structuring our compensation program. From time to time, the Committee also reviews with Matthews, Young – Management Consulting developments in the compensation area to ensure that our program is consistent with prevailing practice in our industry. Those services included the preparation of a comprehensive executive compensation review that covered all aspects of compensation for our senior management team, including our President and Chief Executive Officer and other named executive officers. The results of the survey are discussed below. During 2006, we paid Matthews, Young – Management Consulting $11,136.28 for their services.

Role of Management

Our President and Chief Executive Officer and other named executive officers develop recommendations regarding the appropriate mix and level of compensation for their subordinates. The President and Chief Executive Officer meets with the Personnel Committee to discuss the recommendations and also reviews with the Committee his recommendations concerning the compensation of our named executive officers, including our Chief Operating Officer, Chief Financial Officer and Senior Vice President of Mortgage Lending. Our President and Chief Executive Officer does not participate in Committee discussions or the review of Committee documents relating to the determination of his compensation.

Tax and Accounting Considerations

In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure that we understand the financial impact of each program. Our analysis includes a review of recently adopted and pending changes in tax and accounting requirements. During 2006, we continued to consider the implications of two significant developments in the tax and accounting area – the new Section 409A rules applicable to nonqualified deferred compensation and the revised accounting treatment for equity compensation under FAS123R. We are continuing to implement changes in plan design or compensation practices to address these developments as they are interpreted and put in practice.

To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible for purposes of Section 162(m) of the Internal Revenue Code, which limits the deductibility of certain compensation paid to our named executive officers. However, to the greatest extent possible, it is our intent to structure our compensation programs in a tax efficient manner.

Change in Control Benefits

We recognize that an important consideration in our ability to attract and retain key personnel is our ability to minimize the impact on our management team of the possible disruption associated with our analysis of strategic opportunities. Accordingly, we believe that it is in the best interest of Bankshares and its stockholders to provide our key personnel with reasonable financial arrangements in the event of a change in control. In addition, the use of such arrangements by our competitors necessarily influences our use of such arrangements to maintain our ability to attract and retain key personnel. We have entered into employment agreements or change in control agreements, which provide for change in control benefits, with our named executive officers on terms consistent with the compensation packages for senior management among our peers. The change in control benefits under these agreements, which will be contingent on the occurrence of certain termination events, are intended to provide the executive with a sense of security in making the commitment to dedicate his or her professional career to the success of Bankshares and Cooperative Bank. At present, Frederick Willetts, III, our President and Chief Executive Officer, is covered by an employment agreement which provides for specified benefits and benefit continuation in the event of the termination of his employment in connection with a change in control of Bankshares or the Bank. In addition, O. C. Burrell, Jr., Executive Vice President and Chief Operating Officer, Todd L. Sammons, Senior Vice President and Chief Financial Officer, and Dickson B. Bridger, Senior Vice President of Mortgage Lending, are covered by change in control agreements providing specified benefits and benefit continuation in the event of their termination of employment within a specified period following a change in control of Bankshares or the Bank. See “Potential Payments Upon Termination or Change in Control” for a more detailed discussion of our employment and change in control agreements and the potential payments to the named executive officers under those agreements.

Retirement Benefits; Employee Welfare Benefits

We offer our employees tax-qualified retirement and savings plans. Our defined benefit retirement plan was frozen effective July 1, 2006. At that time, we enhanced the 401(k) plan for our employees by increasing the Company match. In addition to retirement programs, we provide our employees with coverage under medical, dental, life insurance and disability plans on terms consistent with industry practice. We also offer Messrs. Willetts and Burrell supplemental retirement benefits under a supplemental executive retirement plan and other supplemental executive retirement arrangements. We have also entered into split-dollar life insurance agreements with our President and Chief Executive Officer and our Chief Operating Officer and have provided for supplemental life insurance coverage for our Chief Financial Officer and our Senior Vice President of Mortgage Lending.

Perquisites

To further enhance the named executive officers’ ability to promote our business interests in our markets, and to reflect competitive practices for similarly situated officers employed by our peers, each named executive officer has the use of a company vehicle with insurance and fuel paid by the Company. The value of the Company vehicle is established by using the maximum IRS allowable lease value. In addition, we provide cellular telephone service and pay dues for various civic oriented organizations.

Director Compensation

Members of the Board of Directors receive compensation for their services on the Board. In addition, non-employee directors receive fees for each committee meeting attended. Committee fees are paid in cash. The level and mix of director compensation is reviewed by the Personnel Committee on a periodic basis to ensure consistency with the objectives of our overall compensation philosophy. Our review of director compensation also considers the increased liability of directors at publicly traded companies due to changes in the regulatory environment and the heightened scrutiny of corporate governance practices. In January 2005, at the time of our last study on Director Compensation, members of the Board of Directors were highly compensated in relation to peers. Specifically, total pay was 44% above the peer group average and yet 7% below the highest individual peer member included in the study. At that time, there was no pay adjustment recommended. The study suggested that the trend in Director Compensation was increasing and there was the likelihood of an increase needed by the end of 2006. Subsequently, at the February 28, 2007 meeting of the Board of Directors, an increase was approved which would become effective March 1, 2007. The details of our 2006 Director Compensation and the subsequent increase are set forth in the Directors’ Compensation Table of the Proxy Statement.

Stock Compensation Grant and Award Practices; Timing Issues

Our Personnel Committee considers whether to make stock option grants and/or award other forms of equity during December of each year with the exception of incentive awards under the Management Incentive Plan which are usually determined at the February meeting. The December meeting is the culmination of the Committee’s evaluation of officer, employee and Company performance during the year. However, grants or awards may be made at other times during the year based on specific circumstances such as a new hire, a specific contractual commitment or a change in position or responsibility. The Personnel Committee considers the recommendations of our President and Chief Executive Officer and other executive officers with respect to awards contemplated for their subordinates. However, the Committee, with Board oversight and approval, is solely responsible for the development of the schedule of grants or awards made to the President and Chief Executive Officer and other executive officers.

As a general matter, the Personnel Committee’s process is independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or the stock option exercise prices. The Personnel Committee’s decisions are reviewed and ratified by the full Board of Directors. Similarly, Bankshares has never timed the release of material nonpublic information with the purpose or intent to affect the value of executive compensation. In general, the release of such information reflects long-established timetables for the disclosure of material nonpublic information such as earnings reports or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to the timing of disclosure.

We set the exercise price of stock options solely by reference to the applicable provisions of our stock option and incentive plan. Under our current plan, which was approved by shareholders in 1998, the exercise price of an option is the average of the reported high bid and low ask price on the grant date, as published in the Wall Street Journal. The grant date is the date of Board approval of Committee action.

Stock Ownership Requirements

We have not adopted formal stock ownership requirements for our senior officers and Board members. As a practical matter, our officers and directors hold significant interests in our stock, which they have accumulated through participation in the Stock Option and Incentive Plan as well as through individual purchases (see “Stock Ownership”). During 2006, the Personnel Committee reviewed prevailing practices among peer companies with respect to stock ownership guidelines and decided to defer action on the introduction of formal guidelines. The Committee concluded that there was no clear consensus on the structure of appropriate guidelines and that the Committee would return to the topic during 2007 to assess the current state of “best practices” regarding stock ownership guidelines.

Our 2006 Compensation Program

2006 Compensation Summary.    The following is a summary of our 2006 compensation program as it relates to our named executive officers:

•

The annual comprehensive review of our cash-based annual incentive program resulted in a decision to continue to tie short-term incentive awards for named executive officers to Bankshares’ and the Bank’s financial performance objectives.

•	An adjustment of 2006 President and Chief Executive Officer Compensation to market median levels based on comprehensive peer group analysis of our executive compensation structure.

2006 Compensation Review.    Named executive officer base salaries were determined through a review of a combination of peer group compensation and comparative benchmarking and individual and corporate performance. Results of the North Carolina Bankers Association survey, the South Carolina Bankers Association survey and the Georgia Bankers Association survey, Watson Wyatt Data Services, Bank Administration Institute survey, the SNL Securities Compensation Review and the America’s Community Bankers survey, were compared to salaries of the named executive officers. Peer groups were compared to us by asset range and geographic region and base salaries were targeted at the 40th to 60th percentile of the reported salaries in our peer groups. By comparison, base salaries for our named executive officers had been in the low to average range for comparable peer groups.

2006 Annual Cash Incentive Plan.    Under our Management Incentive Plan for 2006, the Personnel Committee established a set of financial and non-financial metrics for each named executive officer. The 2006 performance metrics were similar to those used for 2005. Each performance metric has a weight within the plan, and the sum of the individual weights when applied to the percentage of achievement of the budgeted Net Income will determine the payout to the participants. In 2006, financial metrics comprised 80% of the plan and non-financial metrics comprised 20% of the plan. Below is a detailed explanation that reflects the 2006 Management Incentive Plan objectives with applicable weights for the named executive officers.

Objective	Weight
1. Improve profitability with an ROAE of 14.25% (Threshold 12% to Maximum 14.25%)	30%
2. Improve profitability with an ROAA of 1.00% (Threshold .80% to Maximum 1.00%)	20%
3. Grow Pre-tax Earnings per share by 35% from $2.12 to $2.90 (Threshold $2.55 to Max of $2.90)	30%
4. Strategic Plan Objectives:
A. Complete a comprehensive Employee Benefit Review	5%
B. Continue improvement of Lumina Mortgage Profitability	5%
C. Open Leland Branch & secure next branch site by 12/31/06	5%
D. Establish a definition and measure of Core Deposits	5%

The amount to be paid to each named executive officer as annual incentive for 2006 is determined by analyzing the performance within the performance range. For 2006, the President and Chief Executive Officer’s potential incentive award range was from 0% of base salary to 55% of base salary, the Chief Operating Officer’s incentive award range was from 0% of base salary to 45% of base salary, and the Chief Financial Officer and Senior Vice President of Mortgage Lending incentive award range was from 0% of base salary to 40% of base salary. Distribution of incentive awards is deferred until the Audit Committee has received and approved the year-end audit but before March 15 of the subsequent year. We achieved 70.1% of our target for net income, 96.9% of our target for return on average equity, 70% of our target for return on average assets, 52.8% of our target for growth in pre-tax earnings per share, and 75% of our target for completing strategic plan objectives. As a result, Messrs. Willetts, Burrell, Sammons and Bridger received incentive awards of $84,074, $44,712, $30,267 and $30,267, respectively.

2006 Long-Term Incentive Program.    There were no stock-based compensation awards in 2006.

2006 Review of Chief Executive Officer Compensation and Other Named Executive Officer Compensation.    The Personnel Committee also reviewed the compensation of our President and Chief Executive Officer in January 2006 on the basis of a comparative study conducted by the independent compensation consultant and the consultant’s recommendations. The analysis presented to the Committee indicated that the overall compensation levels of the President and Chief Executive Officer were generally well-positioned relative to the median compensation for persons holding comparable positions at peer companies. With respect to total cash compensation, i.e., base compensation and short-term incentive compensation, the study concluded that total cash compensation was competitive with the market assuming incentive compensation targets were met. The study placed long-term equity compensation at the market median for the President and Chief Executive Officer.

The Committee adjusted base compensation in 2006 for the President and Chief Executive Officer by 18.0% from $250,000 to $295,000 to bring him to the 50th percentile within the peer group and to maintain an appropriate balance between base and incentive compensation. The Committee also maintained the annual cash incentive compensation target for the President and Chief Executive Officer at 55% of base compensation.

The Committee’s annual review also considered compensation levels for our other named executive officers, taking into account comparative data presented on the same basis as for the President and Chief Executive Officer. While compensation at most positions reflected market levels, the President and Chief Executive Officer recommended base salary increases for the other named executive officers who had taken on increased responsibilities as a result of our rapid growth. The aggregate adjustment for this group was approximately 19.5%, with Mr. Sammons’ salary increasing from $120,000 to $146,025, Mr. Burrell’s salary increasing from $165,000 to $191,750, and Mr. Bridger’s salary increasing from $120,000 to $146,025.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to or earned by the President and Chief Executive Officer, Senior Vice President and Chief Financial Officer and the other Bankshares executive officers whose salary and bonus exceeded $100,000 during the year ended December 31, 2006.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non- Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (1)	Total
		($)	($)	($)	($)	($)	($)	($)	($)
Frederick Willetts, III President and Chief Executive Officer	2006	$295,000	—	—	—	$84,074	$54,000	$102,315	$535,389
Todd L. Sammons, CPA Senior Vice President and Chief Financial Officer	2006	$146,025	—	—	—	$30,267	$12,000	$7,365	$195,657
O. C. Burrell, Jr. Executive Vice President and Chief Operating Officer	2006	$191,750	—	—	—	$44,712	$24,000	$72,861	$333,323
Dickson B. Bridger Senior Vice President Mortgage Lending	2006	$146,025	—	—	—	$30,267	$15,000	$4,298	$195,590

(1)	For Mr. Willetts, consists of directors’ fees ($31,200), expenses associated with an indexed retirement agreement ($59,537), and a split dollar life insurance agreement ($4,058). For Mr. Burrell, consists of expenses associated with an indexed retirement agreement ($63,353) and a split dollar life insurance agreement ($3,146). In addition, includes the total perquisites for the named executive officers as outlined in the Compensation Discussion and Analysis: Mr. Willetts $7,520, Mr. Sammons $7,365, Mr. Burrell $6,362 and Mr. Bridger $4,298.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning unexercised options and stock awards that have not vested for each of the named executive officers at December 31, 2006. All share information gives effect to the 3-for-2 stock split paid on June 30, 2006.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
	(#)	(#)	(#)	($)			(#)	($)
Frederick Willetts, III	15,750 10,500	—	—	$ $	12.000 13.773	12/29/2014 12/14/2015	—	—
Todd L. Sammons	4,500 6,750 11,250 1,125 4,500	—	—	$ $ $ $ $	11.867 12.000 4.822 4.889 13.773	02/02/2014 12/29/2014 01/01/2012 01/01/2010 12/14/2015	—	—
O. C. Burrell, Jr.	8,325 5,550	—	—	$ $	12.000 13.773	12/29/2014 12/14/2015	—	—
Dickson B. Bridger	4,500 6,750 11,250 2,250 4,500	—	—	$ $ $ $ $	11.867 12.000 4.822 4.889 13.773	02/02/2014 12/29/2014 01/01/2012 01/01/2010 12/14/2015	—	—

Option Exercises and Stock Vested

The following table provides information concerning stock option exercises and the vesting of stock awards for each named executive officer, on an aggregate basis, during 2006. All shares represented below have been adjusted for the 3-for-2 stock split paid on June 30, 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
Frederick Willetts, III	38,250	$476,365	—	—
Todd L. Sammons	—	—	—	—
O. C. Burrell, Jr.	9,459	$82,924	—	—
Dickson B. Bridger	—	—	—	—

(1)	On June 5, 2006, Mr. Willetts exercised the following options: 20,250 shares granted August 26, 1999 at an option price of $4.862 and 18,000 shares granted December 21, 2001 at an option price of $5.111. On June 5, 2006, Mr. Burrell exercised the following options: 9,459 shares granted December 18, 1997 at an option price of $8.667.

Pension Benefits

The following table provides information with respect to the present value and accumulated benefits for named executive officers under the Pentegra Deferred Benefit Plan for Financial Institutions.

Name	Number of Years Credited Service as of 1/1/2007	12/31/2005 Present Value of Accumulated Benefit	12/31/2006 Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year

	(#)	($)	($)	($)
Frederick Willetts, III	33.833	$584,000	$638,000	$—
Todd L. Sammons	20.250	$68,000	$80,000	$—
O. C. Burrell, Jr.	13.167	$192,000	$216,000	$—
Dickson B. Bridger	22.333	$89,000	$104,000	$—

(1)	The material assumptions used to calculate the accumulated benefit were: 50% of qualified benefits valued at 7.75% and 50% of qualified benefits valued at 5.00%, discounted to current age at 7.75%. Pre-retirement decrements were not considered.

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY (1)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
	($)	(%)	($)	($)	($)
Frederick Willetts, III	—	$59,537	—	—	$205,462
Todd L. Sammons	—	—	—	—	—
O. C. Burrell, Jr.	—	$63,353	—	—	$274,934
Dickson B. Bridger	—	—	—	—	—

(1)	2006 Employer contributions to named executive officers’ indexed retirement agreement. This amount is included in the Summary Compensation Table under All Other Compensation.

Employment and Change in Control Agreements

Employment Agreement.    On February 7, 2007 Bankshares and Cooperative Bank entered into a new employment agreement (replacing the prior employment agreement) with Frederick Willetts, III. Mr. Willetts is the only named executive officer with whom Bankshares or the Bank has an employment agreement. Under the terms of his employment agreement, Mr. Willetts serves as President and Chief Executive Officer of Bankshares and Cooperative Bank. In such capacities, Mr. Willetts is responsible for overseeing all phases of the business of Bankshares and the Bank and for implementing the policies adopted by the Boards of Directors.

The employment agreement provides for a term of five years. On each anniversary date of the commencement of the employment agreement, the term of Mr. Willetts’ employment may be extended by the Board of Directors for an additional one-year period beyond the then effective expiration date. The employment agreement provides Mr. Willetts with a salary of $325,000 per year with a salary review by the Board of Directors not less often than annually, as well as inclusion in discretionary bonus plans and in all employee benefit plans sponsored by the Bank, including retirement, pension, medical disability, life insurance or any similar programs. He is also eligible to participate in any executive compensation or benefits which may become available to the Bank’s senior management employees, including stock-based compensation or incentive compensation plans, supplemental retirement programs or any other benefits which are commensurate with the responsibilities and functions to be performed by Mr. Willetts under his agreement. Mr. Willetts’ agreement also contains a loyalty and non- competition provision, which requires that he devote his full business time, attention and skill to the performance of his duties under his agreement, provided that he may still serve in positions which will not create a conflict of interest with Bankshares, the Bank or any of their affiliates. He is also entitled to annual vacation and sick leave benefits in accordance with the policies that the Bank Board of Directors periodically establishes for senior management.

As discussed further under “Disclosure Regarding Termination and Change in Control Provisions,” Mr. Willetts’ agreement also provides that he is entitled to receive severance benefits if, prior to the agreement’s expiration, Bankshares or the Bank voluntarily terminates his employment for any reason other than “cause” (as defined in the agreement) or he terminates his employment for “good reason” (as defined in the agreement), or his agreement is terminated in connection with a “Change in Control” (as defined below) of Bankshares or the Bank.

Change in Control Agreements.    Cooperative Bank has entered into change in control agreements with each of O. C. Burrell, Jr., Executive Vice President and Chief Operating Officer, Todd L. Sammons, Senior Vice President and Chief Financial Officer and Dickson B. Bridger, Senior Vice President of Mortgage Lending. The provisions of these agreements, and the similar provision in Mr. Willetts’ employment agreement, may have the effect of discouraging a future takeover attempt in which stockholders of Bankshares otherwise might receive a premium for their shares over then-current market prices. Each agreement is extended on a daily basis unless written notice of non-renewal is given by the Board of Directors. The agreements provide that if involuntary termination or, under certain circumstances, voluntary termination, follows a change in control of Bankshares or the Bank, the executive officer is entitled to receive a severance payment equal to 2.99 times his average annual compensation for the five most recent taxable years preceding termination. The executive officer would also be entitled to receive a continuation of his life, health and disability coverage for 36 months following termination. See “Disclosure Regarding Termination and Change in Control Provisions” for more detailed discussion of the compensation that Messrs. Burrell, Sammons and Bridger would receive in connection with a Change in Control.

Executive Indexed Retirement Agreements and Split-Dollar Life Insurance Policies

Cooperative Bank has entered into Executive Indexed Retirement Agreements with each of Messrs. Willetts and Burrell. The purpose of these agreements is to help retain qualified management for certain key positions by offering a benefit that rewards key officers of Bankshares and the Bank for their years of service. The agreements with the executives establish pre-retirement accounts for the benefit of each of them which are increased or decreased each year by an amount equal to the difference between the after-tax earnings on specified adjustable life insurance contracts less that year’s premium expense and less the Bank’s cost of funds expense on premiums paid to date (the “Index Retirement Benefit”). If the executives remain in the employment of the Bank until age 65, they will be entitled to receive the balance in their pre-retirement account as of the Plan Year ending immediately preceding the attainment of age 65 in 288 equal monthly installments (the “Primary Normal Retirement Benefit”).

In order to fund the benefits payable under the Executive Indexed Retirement Agreements, the Bank has purchased life insurance policies on Messrs. Willetts and Burrell. The policies are designed to offset the program’s costs during the lifetime of the participant and to provide complete recovery of all the program’s costs at their death. The Bank is the sole owner of these policies and has exclusive rights to the cash surrender value. The Company has entered into split dollar agreements with the executives similar to those entered into with directors. In addition, the company has purchased supplemental life insurance policies on Todd L. Sammons and Dickson B. Bridger.

See “Disclosure Regarding Termination and Change in Control Provisions” for more detailed discussion of the compensation that Messrs. Willetts and Burrell would receive under their respective Executive Indexed Retirement Agreements in connection with the termination of their employment.

Disclosure Regarding Termination and Change in Control Provisions

Employment Agreement.    Mr. Willetts’ employment agreement terminates upon his death, may terminate upon his disability and is terminable by Bankshares or the Bank for “just cause or for good reason” (as defined in the employment agreement). In the event of termination for just cause, no severance benefits are available. If Bankshares or the Bank terminates Mr. Willetts without just cause, Mr. Willetts will be entitled to receive a payment equal to (a) the amount of base salary (at the rate in effect on his termination date) he would have been paid through the expiration date of the employment agreement, including any renewal period, and (b) continuation of his and his spouse’s group health, life and disability insurance programs from the date of termination through the remaining term of the employment agreement. If Mr. Willetts’ employment agreement was terminated on December 31, 2006 without just cause, we estimate the value of payments and benefits described in clauses (a) and (b) above that he would have been eligible to receive as follows: (a) $1,475,000 (representing 5 years of his employment agreement multiplied by $295,000) and (b) $69,060 (which we estimated at $1,151 per month for the five year period of this employment agreement). Mr. Willetts is able to voluntarily terminate his employment agreement by providing 90 days’ written notice to the Boards of Directors of the Bank and Bankshares, in which case Mr. Willetts is entitled to receive only his (d) compensation, (e) vested rights and (f) benefits up to the date of termination. If Mr. Willetts terminated his employment agreement on December 31, 2006, we estimate the value of payments and benefits described in clauses (d), (e) and (f) above that he would have been eligible to receive as follows: (d) $73,750 (representing 90 days salary), (e) $843,462 (representing the $638,000 present value of his accumulated benefit under the Bank’s pension plan, plus the balance of Mr. Willetts’ Executive Indexed Retirement Agreement) and (f) $3,453 (representing 90 days benefits).

In the event of (i) Mr. Willetts’ involuntary termination of employment other than for “just cause” during the period beginning six months before a “Change in Control” and ending on the later of the second anniversary of the Change in Control or the expiration date of the employment agreement (the “Protected Period”), (ii) Mr. Willetts’ voluntary termination within 90 days of the occurrence of certain specified events occurring during the Protected Period which had not been consented to by Mr. Willetts, or (iii) Mr. Willetts’ voluntary termination of employment for any reason within the one-year period beginning on the date of the Change in Control, Mr. Willetts will be paid, within 10 days of such termination, the greater of (A) the severance benefits to which he would be entitled if he were terminated without “just cause or for good reason” (or) (B) (1) a payment equal to three times the sum of his base salary plus the highest cash bonus paid to him during the five year period preceding his termination date, and (2) the continuation, for 36 months, of his coverage under the Bank’s health, dental, life and disability programs. “Change in Control” means any one of the following events: (a) the acquisition by any person (or persons acting as a group) of ownership, holding or power to vote more than 25% of the voting stock of Bankshares or the Bank, (b) the acquisition by any person (or persons acting as a group) of the ability to control the election of a majority of Bankshares’ or the Bank’s directors, (c) the acquisition of a controlling influence over the management or policies of Bankshares or of the Bank, (d) Bankshares or the Bank merges into or consolidates with another corporation, or merges another corporation into the Company or the Bank and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of Bankshares or the Bank immediately before the merger or consolidation; or (e) during any period of two consecutive years, individuals (the “Continuing Directors”) who at the beginning of such period constitute the Board of Directors of Bankshares or of the Bank (the “Existing Board”) cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Existing Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director. If Mr. Willetts’ employment agreement was terminated on December 31, 2006 without cause during a Protected Period, or Mr. Willetts voluntarily terminated his employment within 90 days of the occurrence of certain specified events occurring during the Protected Period which had not been consented to by Mr. Willetts, or Mr. Willetts voluntarily terminated his employment for any reason within the one-year period beginning on the date of the Change in Control, we estimate that the payments described under clause (A) above would result in the greater severance benefit, assuming severance of $1,544,060, including $1,475,000 in base salary (representing 5 years of continued base salary at $295,000 per year) and $69,090 in continued benefits (representing the estimated cost of continued benefits for 5 years at the rate of $1,151 per month); versus severance of $1,248,936 under clause (B) (representing the sum of three times Mr. Willett’s base salary of $295,000, or $885,000, three times his 2003 bonus of $107,500, or $322,500, and 36 months of continued benefits at the rate of $1,151 per month, or $41,436).

In the event that any payments or benefits provided to Mr. Willetts under his employment agreement are subject to the excise tax on “excess parachute payments” under Section 4999 of the Internal Revenue Code, the employment agreement provides Mr. Willetts with indemnification for these excise taxes and any additional income, employment and excise taxes imposed as a result of the initial indemnification. We estimate that, if Mr. Willetts’ employment agreement was terminated on December 31, 2006 in connection with a change in control, and he received change in control-related payments of $1,544,060, as set forth above, he would be entitled to receive a tax indemnification or “gross-up” payment of $723,324 under the terms of the employment agreement.

Change in Control Agreements.    Each change in control agreement provides that in the event of the executive officer’s involuntary termination of employment with the Bank, in connection with, or within one year after, any change in control of the Bank, the employee shall be paid an amount equal to his “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code. “Control” is defined in the same way as under Mr. Willetts’ employment agreement. Under each change in control agreement, upon the occurrence of a change in control, the Bank would also continue to pay for the executive’s life, health and disability coverage for 36 months following termination. We estimate that, assuming the termination of employment or other triggering events under the foregoing circumstances at December 31, 2006, and also assuming that the executive would not receive any other excess parachute payments (as defined in Section 280G of the Internal Revenue Code), Messrs. Burrell, Sammons and Bridger would be eligible to receive approximately $735,660, $556,520 and $521,671, respectively.

Executive Indexed Retirement Agreements.    Messrs. Willetts’ and Burrell’s Executive Indexed Retirement Agreement provides that within 60 days following the end of the Plan Year following the Executive’s termination of employment and continuing until his death, the Bank shall pay a “Secondary Normal Retirement Benefit” in an amount based upon the return on the increase in the cash surrender value of certain insurance policies used to fund these agreements. In addition, Cooperative Bank shall pay to the Executives a “Primary Normal Retirement” beginning the month following their termination of employment. The “Primary Normal Retirement Benefit” is determined by taking the participant’s Retirement Account as of the end of the last plan year prior to termination and paying it out over 288 months in equal payments without interest. As of December 31, 2006, the balances in the Retirement Accounts of Messrs. Willetts and Burrell were $334,070 and $224,428, respectively. If Messrs. Willetts’ and Burrell’s employment was voluntarily terminated without reason on December 31, 2006, they would not be entitled to receive any benefits as neither was age 65 as of December 31, 2006. If the Executives are involuntarily terminated prior to age 65 (other than for cause, due to disability, or as a result of a Change in Control), they will be entitled to receive in a lump sum the value of their Retirement Account as of the end of the last plan year. In the event of disability, the Executives will become 100% vested in their accounts and entitled to immediately begin receiving their retirement benefits. We estimate that if Messrs. Willetts’ and Burrell’s employment was terminated due to disability on December 31, 2006, they would be entitled to receive $57,000 and $50,000 per year until their death. In the event of the Executive’s death, the remaining unpaid balance of the pre-retirement account shall be paid in a lump sum to their designated beneficiaries. We estimate that if Messrs. Willetts’ and Burrell’s employment was terminated due to death on December 31, 2006, their beneficiaries would have been entitled to receive $334,070 and $224,428, respectively. In the event the Executives are terminated within 12 months following a Change in Control for reasons other than death, disability or retirement, they will be entitled to receive their benefits at age 65 as if they had been continuously employed until age 65. For purposes of the agreements, a Change in Control will occur if any corporation, person or group acquires more than 25% of the voting stock of Bankshares or the Bank.

DIRECTOR COMPENSATION

Members of the Board of Directors receive $1,100 per month and $500 per month for their services on the Bank’s Board of Directors and Bankshares’ Board of Directors, respectively. The Chairman of the Board receives an additional fee of $1,000 per month. In addition, members of the Board of Directors (except the Chairman of the Board) receive the following compensation for each committee meeting attended as follows: The Committee Chairmen receive $600 per meeting and committee members each receive $400 per committee meeting. During the year ended December 31, 2006, there were no stock options granted to any non-employee director. At the February 28, 2007 meeting of the Board of Directors, an increase in meeting fees was approved as follows: All members of the Board of Directors shall receive $1,200 per month and $600 per month for their services on the Bank’s Board of Directors and Bankshares’ Board of Directors, respectively. Members of the Board of Directors (except the Chairman of the Board) shall receive compensation for each committee meeting attended as follows: Committee Chairmen will receive $700 per committee meeting and committee members each receive $500 per committee meeting attended. The increase is effective as of March 1, 2007.

The following table provides compensation received by individuals who served as non-employee directors of the Company during the 2006 fiscal year. This table excludes perquisites which did not exceed $10,000 in the aggregate for each director.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(1)	All Other Compensation(2)	Total
	($)	($)	($)	($)	($)	($)	($)

Paul G. Burton	$22,800	—	—	—	$37,143	$11,181	$71,124

Russell M. Carter	$20,400	—	—	—	$14,184	$1,219	$35,803

F. Peter Fensel, Jr.	$24,400	—	—	—	$13,994	$1,236	$39,630

James D. Hundley	$23,200	—	—	—	$20,288	$1,268	$44,756

H. Thompson King, III	$23,400	—	—	—	$18,249	$2,004	$43,653

R. Allen Rippy	$22,000	—	—	—	$13,364	$1,139	$36,503

O. Richard Wright, Jr.	$22,000	—	—	—	$16,613	$1,548	$40,161

(1)	Reflects total of interest credited to Director Deferred Fee Plan and Liability Accrual for Director Retirement Plan.
(2)	All other compensation is as a result of the Imputed Income for the Split Dollar Life Insurance Plan.

Options Exercised by Directors

The following table provides information concerning stock option exercises for each named director during 2006. All share information gives effect to the 3-for-2 stock split paid on June 30, 2006.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)
	(#)	($)

H. Thompson King, III	4,450	$63,285

R. Allen Rippy	8,454	$76,255

O. Richard Wright, Jr.	5,000	$52,542

(1)	The following stock options were exercised in 2006: Director King: June 9, 2006 450 shares granted July 15, 1999 option price $4.915 and August 30, 2006 4,000 shares granted July 15, 1999 option price of $4.916. Director Rippy February 16, 2006 8,454 shares granted March 1, 1997 option price $4.667. Director Wright January 9, 2006 3,000 shares granted July 15, 1999 option price $4.915 and August 31, 2006 2,000 shares granted July 15, 1999 option price $4.916.

Director Retirement Agreements

In order to provide retirement benefits for non-employee directors, the Company entered into Director Retirement Agreements with each of the non-employee directors. Each Director Retirement Agreement provides for a benefit of $19,200 annually for a period of ten years from the latter of 72 years of age or termination of service. The Director Retirement Agreements provide for a reduced lump sum payment in the event of termination, including a change of control, with the amount varying depending on the reason for the termination. No benefit is payable in the event of termination for cause. In the event of the director’s death, a lump sum payment shall be paid to the director’s designated beneficiaries.

In order to fund the benefits payable under the Director Retirement Agreements, the Company has purchased life insurance policies on each director. The policies are designed to offset the program’s costs during the lifetime of the participant and to provide complete recovery of all the program’s costs at their death.

Director Deferred Fee Agreements

Each Director of the Company entered into Director Deferred Fee Agreements (other than Director Willetts). Pursuant to the terms of the Deferred Fee Agreements, each director may elect to defer up to 100% of the fees he would otherwise be entitled to receive for serving as director. The directors are entitled to change the election amount annually. Interest on the amount deferred is credited at a rate of 10%. Commencing one month after the latter of 72 years of age or termination of service, the director will be entitled to receive the balance in his deferral account in 120 monthly installments. In the event of termination of service prior to reaching age 72 for reasons other than death or a change of control, the director will be entitled to receive the balance in his deferral account in a lump sum payment. In the event of a change in control, pursuant to the terms of the Director Deferred Fee Agreements with Bankshares, a director will be entitled to receive a lump sum payment in the amount of the greater of such director’s deferral account or $77,158. The Deferred Fee Agreements between the directors and the Bank provide for a lump sum payment upon a change of control in the amount of the greater of the director’s deferral account and $169,748. In the event of the death of a director, whether before or after termination of service but before payments have commenced, the director’s beneficiary will be entitled to receive in a lump sum the director’s deferral account balance. In the event of the death of the director after payments have commenced, such beneficiary will be entitled to receive the remaining payments due to him at the same time and in the same amounts as the director was receiving at the time of death.

PERSONNEL COMMITTEE REPORT

The Personnel Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission. Based on such review and discussion, the Personnel Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. See “Compensation Discussion and Analysis.”

Submitted by:	THE PERSONNEL COMMITTEE
James D. Hundley, Chairman R. Allen Rippy O. Richard Wright, Jr.

AUDIT COMMITTEE REPORT

The Report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Company’s management is responsible for the Company’s internal control over financial reporting. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent auditors the auditors’ independence from the Company and its management. In concluding that the auditors are independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the auditors were compatible with its independence.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting process.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent auditors who, in their report, express an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal control over financial reporting designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent auditors are in fact “independent.” In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors also have approved, subject to stockholder ratification, the selection of the Company’s independent auditors.

Submitted by:	THE AUDIT COMMITTEE
F. Peter Fensel, Jr., Chairman
Paul G. Burton
H. Thompson King, III

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Dixon Hughes PLLC to be Bankshares’ independent registered public accounting firm for the 2007 fiscal year, subject to ratification by stockholders. A representative of Dixon Hughes PLLC is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of the independent registered public accounting firm is not approved by a majority of the votes cast by stockholders at the annual meeting, the Audit Committee may consider another independent registered public accounting firm. Additionally, even if stockholders ratify the Audit Committee’s appointment of Dixon Hughes PLLC as the Company’s independent registered public accounting firm at the annual meeting of stockholders, the Audit Committee reserves the right to consider appointing, and may subsequently appoint, another independent registered public accounting firm to serve as the Company’s independent registered public accounting firm for the 2007 fiscal year.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Dixon Hughes PLLC as the Company’s independent registered public accounting firm.

AUDIT AND NON-AUDIT FEES

The following table sets forth the fees billed to Bankshares for the fiscal years ending December 31, 2006 and 2005 by Dixon Hughes PLLC:

	2006	2005
Audit Fees	$173,800	$69,700
Audit Related Fees	$22,295	$11,038
Tax Fees (1)	$19,005	$15,265
All Other Fees (2)	$—	$4,200

(1)	Consists of tax filing and tax related compliance and other advisory services.

(2)	Non-audit related consulting regarding regulatory capital.

Pre-Approval of Services by the Independent Registered Accounting Firm

The Audit Committee’s Charter states that the Audit Committee shall pre-approve all audit fees and terms and all non-audit services provided by the independent auditor, and shall consider whether these services are compatible with the auditor’s independence. This approval process ensures that the external auditor does not provide any non-audit services to the Company that are prohibited by law or regulation. During the fiscal year ended December 31, 2006 the Audit Committee approved 100% of each of “Audit related,” “Tax fees” and “All other fees.”

TRANSACTIONS WITH RELATED PERSONS

Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and must not involve more than the normal risk of repayment or present other unfavorable features. Notwithstanding this rule, federal regulations permit the Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee. The Bank has an employee loan program whereby employees, including executive officers, may obtain a loan with a six-month adjustable rate that is one percent above the Bank’s cost of funds, rounded up to the next one-quarter of one percent. Non-employee directors are not eligible to participate in this employee loan program. Under the loan program, an employee may only have one property at any given time that qualifies for a loan. The following information is furnished for outstanding loans made by the Bank to Messrs. Willetts, Sammons, Burrell and Bridger under the employee loan program:

Name	Largest Aggregate Principal Outstanding for 2006 (1)	Principal Outstanding at February 28, 2007 (1)	Principal Paid During 2006 (1)	Interest Paid During 2006 (1)	Interest Rate Payable
Frederick Willetts, III	$373,087	$360,077	$116,510	$16,670	(2	) (3)
Todd L. Sammons	$93,197	$80,088	$19,348	$4,227	(2	) (3)
O. C. Burrell, Jr.	$215,822	$32,625	$183,060	$6,408	(2	) (3)
Dickson B. Bridger	$313,547	$297,318	$115,820	$13,027	(2	) (3)

(1)	Total includes First Mortgage loan, Home Equity Line of Credit and Line of Credit, when applicable.

(2)	First Mortgage loans and Home Equity Lines of Credit qualify for the employee rate (six-month adjustable rate, one percent above the Bank’s cost of funds, rounded up to the next 0.25%). Interest rates charged for 2006 were as follows: 3. 75% as of 1/06, 4.25% as of 2/06, 4.75% as of 8/06.

(3)	Interest rate charged for Line of Credit in 2006 was 9.0%.

From time to time, the Bank also makes loans and extensions of credit, directly and indirectly, to its non-employee directors. As of December 31, 2006, all of these loans (and all loans made to executive officers under the employee loan program) were performing according to their original terms. The outstanding loans made to our non-employee directors, and members of their immediate families, directly and indirectly, were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Pursuant to the Nominating Committee Charter, the Nominating Committee will review a summary of the Company’s transactions with directors and executive officers of the Company and with firms that employ directors, as well as any other related person transactions, for the purpose of recommending to the disinterested members of the Board of Directors that the transactions are fair, reasonable and within Company policy and should be ratified and approved. The Board of Directors also reviews any transactions reported to the Board by the Bank’s internal auditor that are required to be reported under Item 404(e) of Regulation 5-K. Additionally, in accordance with federal regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of Bankshares’ capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors. Further, pursuant to Bankshares’ Code of Ethics, all executive officers and directors of Bankshares must disclose any existing or emerging conflicts of interest to the President and Chief Executive Officer. Such potential conflicts of interest include, but are not limited to, any position or interest, financial or otherwise, which could materially conflict with an executive officer’s or director’s performance or which affects such executive officer’s or director’s independence or judgment concerning transactions between Bankshares, its customers, suppliers or competitors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to regulations promulgated under the 1934 Act, Bankshares’ officers, directors and persons who own more than ten percent of the outstanding common stock (collectively, the “Reporting Persons”) are required to file reports detailing their ownership and changes of ownership in such common stock, and to furnish Bankshares with copies of all such reports. Based solely on its review of the copies of such reports received during or with respect to the fiscal year ended December 31, 2006, the Company and all of its Reporting Persons, except Frederick Willetts, III have complied with the reporting requirements. Chairman Willetts’ was not notified in a timely manner that a sale of his mother’s stock had taken place. The sale occurred November 1, 2006 and Form 4 was filed November 6, 2006, as soon as Mr. Willetts became aware of the situation.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in the proxy materials for next year’s Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received by the Secretary of the Company at 201 Market Street, Wilmington, North Carolina 28401 no later than November 28, 2007. Any such proposal shall be subject to the requirements of the proxy rules adopted under the 1934 Act.

Stockholder proposals to be considered at the Annual Meeting, other than those submitted pursuant to the Exchange Act, must be stated in writing and filed with the Secretary of the Company, not less than 20 days prior to the date of the Annual Meeting.

MISCELLANEOUS

The cost of soliciting proxies will be borne by Bankshares. In addition to the solicitation of proxies by mail, Morrow & Co., a proxy soliciting firm, will assist the Company in soliciting proxies for the meeting and will be paid a fee of approximately $4,000 plus reimbursement for out-of-pocket expenses. Proxies may also be solicited personally or by telephone or telegraph by directors, officers and regular employees of the Company without additional compensation therefore. Bankshares will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy materials to, and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

The Company’s Annual Report on Form 10-K to Stockholders for the year ended December 31, 2006, including financial statements, is being mailed to all stockholders of record as of the record date. Any stockholder who has not received a copy of such Annual Report may obtain a copy by writing to the Secretary of the Company. Such Annual Report is not to be treated as a part of the proxy solicitation material nor as having been incorporated herein by reference.

It is our policy to “household” annual reports, proxy materials and similar documents. Only one Annual Report to Stockholders and one Proxy Statement is being sent to multiple shareholders sharing a single address, unless the Company has received instructions to the contrary. We will continue to separately mail a proxy card for each registered stockholder account. You may request additional copies of proxy materials by writing to: Investor Relations Department, Cooperative Bankshares, Inc., P.O. Box 600, Wilmington, NC 28402. Telephone number 910-343-0181 or (800)-672-0443.

BY ORDER OF THE BOARD OF DIRECTORS

Linda B. Garland

Vice President and Secretary

Wilmington, North Carolina

March 27, 2007

ANNUAL REPORT ON FORM 10-K

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS BEING FURNISHED IN THIS MAILING AND WILL BE MADE AVAILABLE, WITHOUT CHARGE, TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO THE SECRETARY, COOPERATIVE BANKSHARES, INC., P. O. BOX 600, WILMINGTON, NORTH CAROLINA 28402. IT IS ALSO AVAILABLE ON THE COMPANY WEBSITE (PDF FORMAT) AT WWW.COOP-BANK.COM.

REVOCABLE PROXY

COOPERATIVE BANKSHARES, INC.

Wilmington, North Carolina

ANNUAL MEETING OF STOCKHOLDERS

April 27, 2007

The undersigned hereby appoints F. Peter Fensel, Jr.; H. Thompson King, III and R. Allen Rippy of Cooperative Bankshares, Inc. with full powers of substitution, to act as proxies for the undersigned to vote all shares of the common stock, $1.00 par value, which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Hilton Wilmington Riverside, 301 North Water Street, Wilmington, North Carolina, on Friday, April 27, 2007 at 11:00 a.m., local time, and at any and all adjournments thereof, as follows:

		FOR	AGAINST	VOTE WITHHELD

(1)	The election as directors of the nominees listed below (except as marked to the contrary).

	James D. Hundley, M.D.	☐	☐	☐

	O. Richard Wright, Jr.	☐	☐	☐

(2)	The ratification of the selection of Dixon Hughes PLLC as independent registered accounting firm for fiscal year 2007.	☐	☐	☐

The Board of Directors recommends a vote “FOR” nominees listed above and “FOR” the ratification of the selection of Dixon Hughes PLLC as independent registered accounting firm.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY SHALL BE VOTED FOR EACH OF THE ITEMS LISTED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, INCLUDING WHETHER OR NOT TO ADJOURN THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY AS DETERMINED BY A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE HOLDERS THEREOF TO VOTE WITH RESPECT TO THE ELECTION OF ANY PERSON AS DIRECTOR WHERE THE NOMINEE IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE AND MATTERS INCIDENT TO THE CONDUCT OF THE 2007 ANNUAL MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt prior to the execution of this proxy, of the Notice of Annual Meeting, the Proxy Statement, and the Company’s Annual Report to Stockholders for the Fiscal Year Ended December 31, 2006. The undersigned hereby revokes any and all proxies heretofore given with respect to the undersigned’s shares of the Company’s Common Stock.

Dated: _______________________, 2007

PRINT NAME OF STOCKHOLDER	PRINT NAME OF STOCKHOLDER

SIGNATURE OF STOCKHOLDER	SIGNATURE OF STOCKHOLDER

Please sign exactly as your name appears on the envelope in which this card was mailed. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

March 27, 2007

Dear ESOP Plan Participant:

In connection with the Annual Meeting of Stockholders of Cooperative Bankshares, Inc. (the “Company”) you may direct the voting of the shares of Cooperative Bankshares, Inc. common stock (“Common Stock”) credited to your employee stock ownership (ESOP) account in the Cooperative Bank 401(k) Supplemental Retirement Plan (the “Plan”).

On behalf of the Board of Directors, I am forwarding to you a blue voting instruction form, provided for the purpose of conveying your voting instructions to Frederick Willetts, III (the “ESOP Trustee”). Also enclosed is a Proxy Statement for the Annual Meeting of Stockholders to be held on April 27, 2007. If you would like a copy of the Annual Report and have not received one, please contact Linda Garland at (910) 343-0181.

As of the Record Date, February 28, 2007, the ESOP Plan Trust held 192,789 shares of Common Stock. These shares will be voted by the ESOP Trustee as directed by Plan participants, provided participants submit their instructions to the ESOP Trustee on or before April 10, 2007. Shares for which no timely instructions are received by the ESOP Trustee, will be voted by the ESOP Trustee in a manner calculated to most accurately reflect the instructions the ESOP Trustee has received from participants regarding the shares of Common Stock credited to their accounts, so long as such vote is in accordance with the Employee Retirement Income Security Act of 1974, as amended.

In order to direct the voting of shares of Common Stock credited to your account, please complete and sign the enclosed blue voting instruction form and return it in the enclosed envelope no later than April 10, 2007. Your vote will not be revealed, directly or indirectly, to any employee or director of the Company or Cooperative Bank.

Sincerely,

/s/ Frederick Willetts, III

Frederick Willetts, III President and Chief Executive Officer

VOTING INSTRUCTION FORM

FOR THE COOPERATIVE BANK 401(k) SUPPLEMENTAL RETIREMENT PLAN (ESOP PORTION)

ANNUAL MEETING OF COOPERATIVE BANKSHARES, INC. STOCKHOLDERS

April 27, 2007

The undersigned hereby directs Frederick Willetts, III as Trustee for the Cooperative Bank 401(k) Supplemental Retirement Plan (the “Plan”) to vote all shares of the Cooperative Bankshares, Inc., common stock credited to his or her Employee Stock Ownership Account (ESOP) in the Plan at the Annual Meeting of Stockholders to be held at the Hilton Wilmington Riverside, 301 North Water Street, Wilmington, North Carolina, on Friday, April 27, 2007 at 11:00 a.m., and at any and all adjournments thereof, as follows:

		FOR	AGAINST	VOTE WITHHELD
(1)	The election as directors of the nominees listed below (except as marked to the contrary).
	James D. Hundley, M.D.	☐	☐	☐
	O. Richard Wright, Jr.	☐	☐	☐
(2)	The ratification of the selection of Dixon Hughes, PLLC as independent registered accounting firm for fiscal year 2007.	☐	☐	☐

The Board of Directors recommends a vote “FOR” nominees listed above and “FOR” the ratification of the selection of Dixon Hughes PLLC as independent registered accounting firm.

The ESOP Trustee is hereby authorized to vote all shares of Cooperative Bankshares, Inc. common stock credited to my Employee Stock Ownership Account in the Cooperative Bank 401(k) Supplemental Retirement Plan as indicated above.

Date	Signature

Please date, sign and return this form in the enclosed envelope no later than April 10, 2007.